EXHIBIT 99.1

Itron Signs Definitive Agreement to Acquire Locusview, Ltd.

LIBERTY LAKE, Wash., Nov. 17, 2025 (GLOBE NEWSWIRE) -- Itron, Inc. (NASDAQ: ITRI), which is innovating new ways for utilities and cities to manage energy and water, announced today the signing of a definitive agreement to acquire Locusview, Ltd. and subsidiaries (“Locusview”), a privately held utility-focused software and services company that is based in the United States and Israel. The purchase price for the acquisition is $525 million and will be funded through cash on hand. The transaction is expected to close during January of 2026.

“Locusview’s digital construction management platform further expands Itron’s Resiliency Solutions offerings to our customers,” commented Tom Deitrich, Itron’s president and CEO. “Locusview’s scalable SaaS based business is purpose-built and helps critical infrastructure providers improve the productivity and management of construction projects. Given the need to dramatically increase grid build out and the efficiency of operations, the combination of Itron and Locusview creates an exciting platform for the future. We look forward to welcoming Shahar and his team to Itron and accelerating the growth of this innovative platform.”

Shahar Levi, co-founder and CEO of Locusview, remarked, “I’ve had the privilege of watching our team turn an idea into an industry-focused and category leading platform that is now trusted across the utility industry. We set out to pioneer digital construction management — to give operators of critical infrastructure a tool built for their world, one that brings planning, execution, and close-out into a single, real-time, enterprise-scale workflow. This acquisition marks a pivotal moment for Locusview and our customers where we can scale our operations and accelerate our mission to support the critical needs of infrastructure providers globally. We share Itron’s vision for a connected, intelligent, and sustainable network. Together, we will empower utilities to plan smarter, build faster, and operate safer - with real-time data driving every decision from the field to the boardroom. We are poised to drive the next wave of digital transformation in how the grid and networks that power our daily lives are built, maintained, and modernized.”

About Itron

Itron is transforming how the world manages energy, water and city services. Our trusted intelligent infrastructure solutions help utilities and cities improve efficiency, build resilience and deliver safe, reliable and affordable service. With edge intelligence, we connect people, data insights and devices so communities can better manage the essential resources they rely on to live and thrive. Join us as we create a more resourceful world: www.itron.com.

Itron® and the Itron Logo are trademarks of Itron, Inc. in the United States and other countries and regions. All third-party trademarks are property of their respective owners, and any usage herein does not suggest or imply any relationship between Itron and the third party unless expressly stated.

About Locusview

Locusview’s mission is to empower critical infrastructure providers to scale construction operations and optimize their capital investments. We provide an enterprise-scale Digital Construction Management platform to infrastructure operators to scale capital projects by automating the capture of high-precision data in real-time in the field to provide visibility, automate close out, and bridge the gap between design and systems of record. To learn more about Locusview, visit: https://www.locusview.com/.

For additional information, contact:

Itron, Inc.

Paul Vincent
Vice President, Investor Relations
512-560-1172
Investors@itron.com

Alison Mallahan
Senior Manager, Corporate Communications
509-891-3802
PR@Itron.com

Additional Resources

  LinkedIn: https://linkedin.com/company/itroninc
  X: https://x.com/ItronInc
  Newsroom: https://na.itron.com/newsroom
  Blog: https://blogs.itron.com